Contract No. 07

**Horsepower Broadcasting Network (HBN) International Ltd.**

# LICENSE AGREEMENT
# WITH

**FLAGLER GREYHOUND TRACK**

**Agreement Date:** **NOVEMBER 15, 2004**

# MASTER LICENSE AGREEMENT

This is an agreement (the "Agreement") by and between **Horsepower Broadcasting Network (HBN) International Ltd.**, a Canadian company, with an address at 500 – 666 Burrard Street, Vancouver, British Columbia V6C 3P6 ("**HBN**") and **Flagler Greyhound Track** ("**Licensee**"),with an address at 401 NW 38th Court, Miami, Florida, U.S.A. 33126

WHEREAS, HBN has agreed to supply the Licensed Products to the Licensee, and the Licensee has agreed to license the Licensed Products from HBN, all upon and subject to the terms and conditions set forth in this Agreement:

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

## 1. INTERPRETATION

1.1. Definitions. In this Agreement, the following terms will have the following meanings:

(a) "**Claim**" means any claim, action, suit, litigation or arbitration arising out of or relating to this Agreement, regardless of whether such claim, action, suit, litigation or arbitration is brought pursuant to the terms of this Agreement or otherwise at law or in equity, and (i) any final award of an arbitrator, from which no appeals can be or have been filed, relating thereto, (ii) any final award of a judgement of a court of competent jurisdiction, from which no appeals can be or have been filed, relating thereto or (iii) any settlement or compromise relating thereto, or any combination thereof;

(b) "**Licensee Confidential Information**" means all information stored on or in Licensee Equipment that is not HBN Confidential Information or Third Party Software, all information or material that is identified in writing as being proprietary or confidential to the Licensee to which HBN obtains access or knowledge from the Licensee either as a result of this Agreement or as the Licensee otherwise may agree in writing to share with HBN and any other information or material which is not generally known or available to the public and which would be understood by the parties, exercising reasonable business judgement, to be confidential or proprietary, including, but not limited to, any and all tangible and intangible information existing now or in the future, whether oral or written or in any other medium, and whether in machine or human-readable form, relating to the management, operations, products, prospects, inventions, financial records, financial condition, financial results and financial projects, any and all trade secrets, know-how, designs, drawings, schematics, formulations, test data, performance data,

supplier lists, customer lists, purchase and sale records, price lists, computer programs, proprietary data, and privileged information, including but not limited to, attorney-client information, and other information, but does not include material that would otherwise be Licensee Confidential Information but which:

(i) at the time of disclosure to HBN is in the public domain or thereafter enters the public domain without any act or omission of HBN;

(ii) is known or in the possession of HBN prior to its receipt from the Licensee or is independently developed by HBN, as evidenced by HBN's business and technical records;

(iii) is acquired by HBN from a third party who to the best of HBN's knowledge (after making due inquiry) does not thereby breach an obligation of confidence to the Licensee and who discloses it in good faith;

(iv) is required to be released by HBN pursuant to any applicable law, regulation or legal process, provided HBN has given Licensee prior written notice sufficient to contest such requirement and provides Licensee with all reasonable assistance in contesting such requirement; or

(v) is approved for release in writing by the Licensee;

(c) "**Licensee Equipment**" means:

(i) all hardware, software (excluding the Licensed Products but including Third Party Software provided to or otherwise acquired by the Licensee other than from HBN, regardless of whether such Third Party Software is incorporated into the HBN Software or any HBN-owned Deliverable), firmware and other equipment owned, leased or under license by the Licensee;

(ii) all communications lines relating thereto;

(iii) all documentation relating thereto; and

(iv) any replacements, substitutions, updates, upgrades or enhancements to any of the foregoing;

(a) "**HBN Confidential Information**" means the HBN Software, all HBN-owned Deliverables, the Source Code Materials, any modifications or enhancement to any of the foregoing not expressly owned by the Licensee pursuant to the terms of this Agreement, any information or material identified in writing as being confidential or proprietary to HBN to which the Licensee may obtain

access or knowledge from HBN either as a result of this Agreement or as HBN otherwise may agree in writing to share with the Licensee and any other information or material which is not generally known or available to the public and which would be understood by the parties, exercising reasonable business judgement, to be confidential or proprietary, including, but not limited to, any and all tangible and intangible information existing now or in the future, whether oral or written or in any other medium, and whether in machine or human-readable form, relating to the management, operations, products, prospects, inventions, financial records, financial condition, financial results and financial projects, any and all trade secrets, know-how, designs, drawings, schematics, formulations, test data, performance data, supplier lists, customer lists, purchase and sale records, price lists, computer programs, proprietary data, and privileged information, including but not limited to, attorney-client information, and other information, but does not include material that would otherwise be HBN Confidential Information but which:

(i) at the time of disclosure to the Licensee is in the public domain or thereafter enters the public domain without any act or omission of the Licensee;

(ii) is known or in the possession of the Licensee prior to its receipt from HBN or is independently developed by the Licensee, as evidenced by the Licensee's business and technical records;

(iii) is acquired by the Licensee from a third party who to the best of the Licensee's knowledge (after making due inquiry) does not thereby breach an obligation of confidence to HBN and who discloses it in good faith;

(iv) is required to be released by Licensee pursuant to any applicable law, regulation or legal process, provided Licensee has given HBN prior written notice sufficient to contest such requirement and provides HBN with all reasonable assistance in contesting such requirement; or

(v) is approved for release in writing by HBN;

(e) "**HBN-owned Deliverables**" means all Deliverables to which title does not pass to the Licensee;

(f) "**HBN Software**" means all computer software applications and related products, all in object code form only, listed in Part I of Schedule A hereto;

(g) "**Deliverables**" means the specific products and related technical and user documentation prepared or produced by HBN for delivery to the Licensee;

(h) "**Deliverables Documentation**" means all forms (whether electronic, printed, written or otherwise) of the user and operating manuals, training materials, programmers' guides, system guides, specifications, instructions and explanatory materials delivered with the Deliverables, but excluding the Licensed Products Documentation;

(i) "**Licensed Products**" means:

(i) the HBN Software and any HBN-owned Deliverables, in object code form only, licensed to the Licensee pursuant to the terms of this Agreement and listed in Part I of Schedule A to this Agreement;

(ii) any Third Party Software provided to the Licensee by HBN pursuant to the terms of this Agreement, as listed in Part II of Schedule A to this Agreement, and which is incorporated into or bundled with the HBN Software and/or any HBN-owned Deliverables, but excludes any Third Party Software provided to or otherwise acquired by the Licensee other than from HBN, regardless of whether such Third Party Software is incorporated into the HBN Software or any HBN-owned Deliverable; and

(iii) the Licensed Products Documentation;

(j) "**Licensed Products Documentation**" means all forms (whether electronic, printed, written or otherwise) of the user and operating manuals, training materials, programmers' guides, system guides, specifications, instructions and explanatory materials relating to the Licensed Products, but excludes Deliverables Documentation;

(k) "**Loss**" means any and all loss, liability or damage resulting from or arising out of any Claim, including the reasonable professional costs and expenses incurred as a result of that Claim and all interest incurred in connection therewith, but excluding any loss, liability, damage, interest or professional cost and expense that is excluded by the terms of this Agreement;

(l) "**Maintenance and Support Services**" means the services described in Schedule "D" attached hereto;

(m) "**Residuals**" means any information in non-tangible form which may be retained in memory by the other party's employees or contractors who have had access to the other party's Confidential Information or trade secrets, including, but not limited to, ideas, concepts, know-how or techniques contained therein but does not include information deliberately memorized in order to classify it as Residuals;

(n) "**Source Code**" means the human-readable and machine-readable copies of the source code for the Licensed Products;

(o) "**Territory**" means those locations or location operated by Licensee, licensed for pari-mutuel wagering by the applicable government; and pre-approved in writing by HBN;

(p) "**Third Party Software**" means all computer code and other materials licensed to HBN or the Licensee by third parties, whether incorporated into or remaining separate from the HBN Software or any Deliverables, which are necessary or desirable for the operation of the HBN Software or Deliverables and/or the use of the Licensed Products Documentation;

(q) "**Trademarks**" means the trademarks HBN; HORSEPOWER; QUICK 6; QUICK 7; QUICK 8; and QUICK 9.

1.2. Headings and Division. The headings used herein and the division of this Agreement into Articles, Sections and Subsections are for convenience of reference only and will not affect the interpretation hereof.

1.3. Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in U.S. funds.

1.4. Severability. If any provision of this Agreement is held to be unenforceable, then such provision will be deleted from this Agreement and the remaining provisions will continue in full force and effect. The parties will in good faith negotiate a mutually acceptable and enforceable substitute for the unenforceable provision, which substitute will be as consistent as possible with the original intent of the parties.

1.5. Governing Law. This Agreement will in all respects be governed exclusively by and construed in accordance with the laws of the State of Florida, except that Florida's choice of law rules will not be invoked for the purposes of applying the laws of another jurisdiction. This Section will not be construed to affect the rights of a party to enforce a judgement or award outside the State of Florida, including the right to record and enforce a judgement or award in any other jurisdiction.

1.6. United Nations Convention. The parties expressly disclaim the application of the *United Nations Convention on Contracts for the International Sale of Goods* and all implementing legislation thereunder.

1.7. Entire Agreement. With respect to the subject matter of this Agreement, this Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and communications between the parties, oral or written. The parties acknowledge and agree that they have not entered into this Agreement in reliance upon any obligation, liability, right, remedy, representation, warranty, condition, covenant or agreement other than those expressly contained in this Agreement.

**2. TERM OF LICENSE.**

2.1 This is an Agreement for a term of five (5) years commencing on the effective date of this Agreement.

2.2 For a period of five (5) years commencing on the effective date of this Agreement, the Licensee grants to HBN the exclusive right to provide services relating to a pari-mutuel wagering based virtual horse racing system to the Licensee in the Territory.

## 3. <u>TERMS OF LICENSE.</u>

3.1. <u>Grant of License</u>. Subject to the terms and conditions of this Agreement, HBN hereby grants to the Licensee a non-exclusive, non-transferable license ("**License**") to use the Licensed Products solely within the Territory or any additional buildings that the parties may from time to time agree upon in writing.

3.2. Restrictions on Use.

(a) **Installation**. The Licensee may request that HBN installs the Licensed Products on any one or more terminals, servers, CPUs or other computer hardware owned or leased by it and located in the Territory, provided that such terminals, servers, CPUs and other computer hardware, and the operating system software utilized therewith, meet, at a minimum, the applicable specifications set forth in Schedule B attached hereto.

(b) **Permitted Use**. The License permits the use of the Licensed Products and Documentation by the Licensee for the purposes of allowing customers to watch and wager on the HORSEPOWER virtual races on its premises in the Territory and for no other purpose.

(c) **No Unauthorized Use**. Licensee will not use, copy, modify or distribute the Licensed Products (electronically or otherwise) or any copy, adaptation, transcription, or merged portion thereof, except as expressly authorized in this Agreement or in a separate written agreement signed by HBN and the Licensee.

(d) **Copies**. The Licensee may make copies of the Licensed Products to the extent reasonably required for the purposes of the permitted uses set forth Subsection 3.2(b) as well as for back-up, testing and internal training purposes as indicated in the Technical Evaluation. Licensee may make such copies of the Licensed Products Documentation as are reasonably necessary to facilitate Licensee's permitted uses of the Licensed Products. All copyright and other proprietary right notices appearing on the Licensed Products and other HBN Confidential Information will be reproduced on the copies made by Licensee and Licensee will not remove or alter any such notices without the prior written consent of HBN.

(e) **Third Party Software**. To the extent that any Third Party Software is incorporated in or bundled with the Licensed Products or in any Deliverables, the Licensee is bound by the restrictions contained in Subsection 3.2(d). In all other

cases and for all matters relating to Third Party Software that are not addressed in Subsection 3.2(d), the Licensee will comply fully with the terms of license or conditions of use imposed on the Licensee with respect to the use of Third Party Software, as attached as a Schedule to this Agreement by HBN from time to time. HBN will provide a copy of all such additional terms of license or conditions of use for Third Party Software to the Licensee.

(f) **No Reverse Engineering, etc.** The Licensee will not modify, translate, decompile, nor create or attempt to create, by reverse engineering or otherwise, the Source Code, or adapt the Licensed Products in any way or use all or any part thereof to create a derivative work.

(g) **No Assignment, Transfer, Etc.** The Licensee will not assign, transfer, lease, sublicense or otherwise dispose of all or any part of the License without HBN's prior written consent and any attempt to do so will be void and will constitute a Licensee Event of Default.

(h) **Trademark License.** Licensee may use the Trademarks in the Territory in association with the HBN Software. All uses of Trademarks in advertising or promoting the Horsepower game, or outside the Territory, must be pre-approved by HBN in writing. HBN may inspect the Territory from time to time to ascertain if the Trademarks are being used properly, and may revoke this trademark license at any time in HBN's sole discretion.

## 4. DELIVERY

4.1. HBN will deliver the Licensed Products to the Licensee at the address specified by the Licensee. The Licensee will pay for all reasonable costs and charges associated with such deliveries as outlined in the Technical Evaluation. At the option of HBN, delivery may be made electronically.

## 5. LICENSEE OBLIGATIONS AND RESPONSIBILITIES

5.1. Licensee's Obligations and Responsibilities. Licensee will be responsible:

(a) for the costs of all use and operation of the Licensed Products and all Licensee Equipment, as indicated in the Technical Evaluation;

(b) for providing HBN with such working space and access to all Licensee Equipment and all documentation relating thereto and to telephones, photocopying equipment and the like as HBN may reasonably request while on the Licensee's premises in order to enable HBN to perform its obligations under this Agreement; and

(c) for all other matters designated in this Agreement as being the Licensee's responsibility.

## 6. PAYMENT AND PAYMENT TERMS

6.1. License Fee. Licensee will retain 14% of the gross pari-mutuel wagering revenue received by Licensee from customers playing the Horsepower 'Virtual Racing Simulcast' in the Territory. For the purposes of this Agreement "gross pari-mutuel wagering revenue" means the revenue received from the pari-mutuel wagering pools less all pari-mutuel wagering taxes or other government taxes required by law. The remainder of the gross revenue received by Licensee will be paid to HBN pursuant to the payment terms specified in Schedule C hereto. Notwithstanding any other provision in this Agreement, the Licensee will not disclose to any person, firm or corporation the amounts paid to HBN or the terms of payment thereof, without the prior written consent of HBN.

6.2. Taxes. All sales, use or goods and services taxes, customs duties, withholding taxes or similar levies of any kind arising with respect to the Licensed Products are the sole responsibility of and will be paid by Licensee. To the extent that HBN is required to collect and remit such taxes, they will be shown on the applicable invoice; however, failure of HBN to invoice any tax will not relieve Licensee of its obligation to pay the tax. The Licensee will not be responsible for payment of any taxes, which are based on or measured by the net or gross income, net or gross receipts, capital, net worth or conduct of business of HBN. Notwithstanding the foregoing, the Licensee will have no obligation to remit tax to HBN if:

(a) the Licensee provides evidence satisfactory to HBN that applicable federal, provincial, state or local government has a specific exemption for the Licensed Products, Deliverables or Maintenance and Support Services provided under this Agreement; or

(b) the Licensee has been authorized to make tax payments directly to the applicable taxing jurisdiction.

6.3. Payment Terms. Except as otherwise expressly provided in this Agreement, all monies paid by the Licensee under this Agreement are non-refundable.

6.4. Late Payment. The Licensee acknowledges that the failure to pay any amount when due under this Agreement constitutes a Licensee Event of Default.

6.5. No Set-off. The Licensee will have no right to set-off or deduct any amount from any monies owing to HBN under this Agreement.

6.6. Other Costs. Except as otherwise provided in this Agreement, each party agrees to bear its own costs and expenses in connection with preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant thereto, including, but not limited to, legal and accounting fees and expenses.

## 7. OWNERSHIP

7.1. Title to HBN Confidential Information. The Licensee acknowledges, understands and agrees that HBN Confidential Information is proprietary to HBN and includes commercially valuable copyrighted works and trade secrets of HBN and/or is copyrighted and proprietary property which HBN has the right to sell, license and distribute. The Licensee acknowledges and agrees that, except as otherwise expressly provided in this Agreement, it acquires no title to any HBN Confidential Information. The Licensee will hold in confidence, and shall not disclose to any person, HBN Confidential Information. The Licensee will not use or exploit HBN's Confidential Information for its own benefit or the benefit of another without the prior written consent of HBN. The Licensee will disclose HBN Confidential Information received by it under this Agreement only to those who have a need to know HBN Confidential Information in the course of the performance of their duties and who are bound by written agreements to protect the confidentiality of HBN Confidential Information in accordance with the terms of this Agreement.

7.2. Title to Licensee Confidential Information. HBN acknowledges, understands and agrees that all Licensee Confidential Information is proprietary to the Licensee and includes commercially valuable copyrighted works and trade secrets of the Licensee and/or is copyrighted and proprietary property which the Licensee has the right to sell, license and distribute. HBN acknowledges and agrees that, except as otherwise expressly provided in this Agreement, it acquires no title to any Licensee Confidential Information. HBN will hold in confidence, and shall not disclose to any person, Licensee Confidential Information. HBN will not use or exploit Licensee Confidential Information for its own benefit or the benefit of another without the prior written consent of Licensee. HBN will disclose Licensee Confidential Information received by it under this Agreement only to those who have a need to know Licensee Confidential Information in the course of the performance of their duties and who are bound by written agreements to protect the confidentiality of Licensee Confidential Information in accordance with the terms of this Agreement.

7.3. Title to Licensee Equipment. Except as permitted by law or in equity or pursuant to a separate agreement between HBN and the Licensee, HBN will not acquire any ownership interest in any Licensee Equipment.

7.4. Retained Rights.

(a) The Licensee acknowledges that the development of the HBN Software and the Deliverables has required and will continue to require the professional experience and skills acquired by HBN and its employees and contractors in the creation of software programs over many years. Each party agrees that, notwithstanding any other provision of this Agreement, the other party will have the unrestricted right to use for any purpose any Residuals, provided that, where such Residuals result from access to or work with Confidential Information of the other party, the Confidential Information will be maintained as provided herein. Each party will have no obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of any Residuals. However, the

foregoing will not be deemed to grant to either party a license under the other party's copyrights or patents. Other then pursuant to Section 2.2, nothing in this Agreement will limit either party from entering into similar agreements as this Agreement with third parties or from developing products that are similar to or that are competitive with the Deliverables.

**8. WARRANTIES.**

8.1. Warranties. HBN hereby provides the following warranties to the Licensee:

(a) **Compliance with Applicable Laws.** HBN warrants and represents that it currently is and shall remain in compliance with all applicable Federal, State and local laws and will work with Licensee to apply to the State of Florida, for the approval to sell Horsepower pari mutuel wagers.

(b) **Right to License.** HBN warrants that it has the right to license the Licensed Products to the Licensee in the manner provided in this Agreement.

(c) **No Viruses, Etc.** At the time of Acceptance [to be defined in Technical Evaluation] by the Licensee, the Licensed Products will not contain any known computer virus. The Licensee understands that the warranty in this Subsection is based solely on HBN testing the Licensed Products for computer viruses using up-to-date, commercially available virus detection programs. Upon any breach of the warranty set forth in this Subsection, the Licensee will have the right to return the infected media to HBN and, upon its receipt thereof, HBN will deliver replacement media to the Licensee.

(d) **Operation.** HBN warrants that, for a period of six months after the Licensee's Acceptance, as indicated in the Technical Evaluation, of the Licensed Products (the "Warranty Period"), the Licensed Products will operate in all material respects in accordance with the specifications therefor contained in the Licensed Products Documentation. Upon any breach of the warranty set forth in this Subsection, HBN will use reasonable efforts (as described in Schedule D) to correct any deficiency in the Licensed Products such that they operate in all material respects in accordance with the specifications therefor contained in the Licensed Products Documentation.

8.2. Exclusion of Other Warranties. THE WARRANTIES AND REMEDIES PROVIDED IN SECTION 8.1 AND ANY OTHER EXPRESS WARRANTIES AND REMEDIES ARE EXCLUSIVE AND IN LIEU OF, AND LICENSEE HEREBY WAIVES RELEASES AND RENOUNCES, ALL OTHER REMEDIES AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO: (a) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE, PARTICULAR, SPECIFIC OR OTHERWISE; and (b) ANY IMPLIED WARRANTY OR CONDITION OF DURABILITY OR DESCRIPTION. The Licensee acknowledges that it has or will independently determine that the Licensed Products and all Deliverables, as applicable,

meet its business requirements and that it has not relied on any representation by HBN, other than those representations provided in this Agreement and any other express warranties as to the suitability of any software or other material for any particular business purpose of the Licensee.

8.3. Third Party Software. To the greatest extent possible, HBN will pass along to Licensee the benefit of any warranty provided to HBN by the licensor of any such Third Party Software.

8.4. Licensee Warranties. Licensee warrants and represents that it currently is and shall remain in compliance with all applicable Federal, State and local laws.

**9. INDEMNITY**

9.1. General Indemnity.

(a) Each party (the "first party") will defend, indemnify and hold harmless the other party from and against any Loss resulting from or relating to a Claim for property damage or bodily injury to or death of any person except any Loss arising from the other party's negligence or willful misconduct which occurs while the first party's employees and/or contractors are on premises owned or controlled by the other party, including Claims brought by employees or contractors of the first party to the extent such Claims arise from any act or omission of the other party or its employees or agents in the performance of this Agreement.

9.2. Infringement Claims. Subject to Section 9.3, HBN will defend, indemnify and hold harmless the Licensee from and against any Loss resulting from any Claim by a third party that any Licensed Product used by the Licensee in its production environment infringes a United States copyright or patent of a third party (an "Infringement Claim"), in all cases provided that:

(a) Licensee gives prompt written notice to HBN of any Infringement Claim against the Licensee for which indemnity is or may be sought by Licensee under this Section;

(b) HBN has the right to assume sole control of the defence of the Infringement Claim and all related settlement negotiations;

(c) the Licensee, at HBN's reasonable request and expense, provides HBN with the assistance, information, records and authority reasonably necessary to perform the foregoing; and

(d) the Licensee obtains HBN's written approval before paying, committing to pay, assuming any obligation or making any concession relevant or material to any alleged Infringement Claim.

9.3. Exclusions. Notwithstanding Section 9.2, HBN will have no liability for any Infringement Claim to the extent resulting from:

(a) the Licensee's continued use of the Licensed Products after a period of thirty (30) days notice from HBN that the Licensed Products are the subject of the Infringement Claim if such Claim would have been avoided by the Licensee ceasing the use thereof;

(b) any matter not specified in Section 9.2; or

(c) any matter listed in Section 10.3.

9.4. Remedies. In the event of an Infringement Claim, HBN will have the option, at its expense:

(a) to modify the Licensed Products that are the subject of the Infringement Claim to be non-infringing, provided that such modifications are functionally compatible with the release of the Licensed Products then in use by the Licensee; or

(b) to obtain for the Licensee a license to continue using the Licensed Products that are the subject of the Infringement Claim.

If HBN fails to fulfil its obligations under Subsections (a) or (b) above in this Section, then Licensee may, at its option and upon giving not less than 30 days prior written notice to HBN, terminate this Agreement and require HBN to pay to the Licensee an amount equal to the Loss actually incurred by the Licensee in connection with the applicable Infringement Claim, to a maximum of the monetary limits applicable to the Claim to which such Loss relates as set forth in Section 10.2.

9.5. Exclusive Remedy. THE PROVISIONS OF SECTIONS 9.2 and 9.3 STATE HBN's ENTIRE LIABILITY FOR ANY Infringement Claim, AND THE PROVISIONS OF Article 9 STATE THE Licensee's EXCLUSIVE REMEDY FOR ANY Infringement Claim.

**10. LIMITATION ON LIABILITY**

10.1. Exclusion of Indirect and Similar Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, REVENUES, PROFITS OR SAVINGS FOR ANY MATTER WHATSOEVER, INCLUDING THE OTHER PARTY'S USE OR INABILITY TO USE THE RESULTS OF THE Licensed Products FOR ANY REASON, EVEN IF EITHER PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

10.2. Direct Damages. Except with respect to the obligations of HBN to indemnify the Licensee pursuant to Section 9, the entire liability of HBN to the Licensee for any Loss or for any right, obligation or remedy arising in connection with any Claim whatsoever, whether under this Agreement or otherwise at law or in equity, regardless of the form of action or theory of

liability (including breach of contract, even if a fundamental breach, or tort, including but not limited to negligence or misrepresentation), will not exceed, in the aggregate for all Claims, an amount equal to three times the revenue actually paid to HBN by Licensee under this Agreement or related to this Agreement.

10.3. Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY WILL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY Loss OR FOR ANY OTHER OBLIGATION, LIABILITY, RIGHT, Claim OR REMEDY, WHETHER ARISING UNDER THIS AGREEMENT OR OTHERWISE AT LAW OR IN EQUITY, RESULTING FROM:

(a) ANY ACTION TAKEN OR PERMITTED TO BE TAKEN, OR ANY ACTION OMITTED, BY EITHER PARTY ("THE FIRST PARTY")IN GOOD FAITH IN RELIANCE UPON INSTRUCTIONS, ORDERS OR INFORMATION (INCLUDING THE OTHER PARTY'S CONFIDENTIAL INFORMATION) RECEIVED FROM THE OTHER PARTY AS TO ANYTHING ARISING IN CONNECTION WITH THE FIRST PARTY'S PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT;

(b) ANY USE OF ALL OR ANY PART OF THE LICENSED PRODUCTS OR HBN-OWNED DELIVERABLES IN A MANNER NOT EXPRESSLY AUTHORIZED BY THIS AGREEMENT OR OTHERWISE IN WRITING BY HBN;

(c) ANY ALTERATION OR MODIFICATION OF ALL OR ANY PART OF THE LICENSED PRODUCTS, HBN SOFTWARE, OR DELIVERABLES WITHOUT THE PRIOR WRITTEN CONSENT OF HBN; OR

(d) ANY USE, ALTERATION OR MODIFICATION OF ANY THIRD PARTY SOFTWARE IN CONTRAVENTION OF THE TERMS OF LICENSE THEREFOR, AS PROVIDED TO THE LICENSEE BY HBN OR THE APPLICABLE THIRD PARTY LICENSOR.

## 11. DEFAULT AND TERMINATION

11.1. Licensee Event of Default. Each of the following events is a "**Licensee Event of Default**" for the purposes of this Agreement:

(a) the Licensee fails to pay any amount under this Agreement when due;

(b) the Licensee breaches any of its obligations under Subsection 3.2(g) or 11.1(a) hereof;

(c) the Licensee commits any material breach of its obligations under this Agreement (other than pursuant to Subsection 11.1(a) above) that is not cured to the

satisfaction of HBN, acting reasonably, within 20 days after written notice to the Licensee describing the material breach in reasonable detail;

(d) any proceeding in bankruptcy, receivership, liquidation or insolvency is commenced against the Licensee or its property and is not dismissed within 30 days; and

(e) the Licensee makes any assignment for the benefit of creditors, becomes insolvent, commits any act of bankruptcy, ceases to do business as a going concern or seeks any arrangement or compromise with its creditors under any statute or otherwise.

11.2. <u>HBN Rights</u>. Upon the occurrence of a Licensee Event of Default, HBN will have the right, at its option and in addition to any other right or remedy that it may have under this Agreement, or at law or in equity, to terminate this Agreement immediately by written notice to the Licensee, in which case the provisions of Section 11.6 will apply. The exercise by HBN of its right to terminate this Agreement under this Section will not affect or impair its right to enforce its other rights or remedies under this Agreement.

11.3. <u>HBN Event of Default</u>. Each of the following events is an "**HBN Event of Default**" for the purposes of this Agreement:

(a) the HBN Software, Deliverables, Deliverables Documentation, Licensed Products, or Licensed Products Documentation does not comply with the technical specifications set forth in the Technical Evaluation, and is not cured to so comply within 20 days written notice to HBN describing the failure to comply in reasonable detail;

(b) HBN commits any material breach of its obligations under this Agreement that is not cured to the satisfaction of the Licensee, acting reasonably, within 20 days after written notice to HBN describing the material breach in reasonable detail;

(c) any proceeding in bankruptcy, receivership, liquidation or insolvency is commenced against HBN or Sungold International Holdings Corp. or HBN's property and is not dismissed within 30 days; and

(d) HBN or Sungold International Holdings Corp. makes any assignment for the benefit of creditors, becomes insolvent, commits any act of bankruptcy, ceases to do business as a going concern or seeks any arrangement or compromise with its creditors under any statute or otherwise.

11.4. <u>Licensee Rights</u>. Upon the occurrence of an HBN Event of Default, Licensee will have the right, at its option and in addition to any other right or remedy that it may have under this Agreement, or at law or in equity, to terminate this Agreement immediately by written notice to HBN, in which case the provisions of Section 11.6 will apply. The exercise by Licensee of its

right to terminate this Agreement under this Section will not affect or impair its right to enforce its other rights or remedies under this Agreement.

11.5. Licensee Termination. This agreement is terminable by the Licensee at will, "without cause", and for any reason whatsoever by the Licensee providing HBN ten (10) days written notice. If the Licensee terminates this Agreement "without cause", it shall not be subject to any damages or early termination fees whatsoever.

11.6. Obligations Upon Termination. In addition to any other obligations of the parties upon termination specified in this Agreement, the following provisions apply upon any termination of this Agreement:

(a) The Licensee will immediately pay all amounts owing under this Agreement for the period up to and including the effective date of termination.

(b) The Licensee will immediately cease to use the Licensed Products, if applicable, for any purpose whatsoever and will immediately remove all copies of the Licensed Products from any computer or other electronic storage device owned by it or under its control and will, at the option of HBN, either (i) return all copies thereof to HBN or (ii) destroy all copies thereof in its possession or under its control, and provide written certification by a senior officer of the Licensee as to such destruction.

(c) HBN will cooperate fully with the Licensee in effecting an orderly transition and will immediately surrender to the Licensee all Licensee Confidential Information and any other items of the Licensee in the possession or under the control of HBN.

(d) The Licensee will cooperate fully with HBN in effecting an orderly transition and will immediately surrender to HBN all HBN Confidential Information and any other items of HBN in the possession or under the control of the Licensee.

## 12. FORCE MAJEURE

12.1. Neither party will be responsible or liable in any way for any delays in or suspension of performance of its obligations under this Agreement caused by: (a) acts of God; (b) restrictions, regulations or orders of any governmental authority or agency or subdivision thereof or delays caused by such authorities or agencies; (c) strikes or labor disputes; (d) fires or other loss of production facilities; (e) breach by suppliers of supply agreements; (f) utility, communication or transportation delays or failures; (g) acts of war (whether declared or undeclared), terrorism, sabotage or the like; or (h) any other causes beyond the reasonable control, and not the result of the fault or neglect, of the party. The delayed party shall promptly notify the other party of the reasons for and the likely duration of the delay, whereupon an extension of time equal to the period of the delay, but not greater than five (5) days, shall be granted to the delayed party.

**13. DISPUTE RESOLUTION**

Procedure. If there is any dispute arising out of or relating to this Agreement, then the parties will use reasonable good faith efforts to resolve such dispute, first by direct negotiation and then, if that is not successful, by arbitration administered by the **British Columbia International Commercial Arbitration Centre** in accordance with its International Commercial Arbitration Rules of Procedure and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The location of the arbitration will be Vancouver, BC.

14. **EXCEPTION.** The dispute resolution procedures described in Section 13 are the sole and exclusive procedures for the resolution of any disputes which arise out of or are related to this Agreement, except that either party may seek preliminary or temporary injunctive relief from a court if, in that party's sole judgement, such action is necessary to avoid irreparable harm or to preserve the status quo. If a party seeks judicial injunctive relief as described in this Section, then the parties will continue to participate in good faith in the dispute resolution procedures described in Section 13. The parties agree that no court which a party petitions to grant the type of preliminary or temporary injunctive relief described in this subsection may award damages or resolve the dispute. Venue for any judicial proceeding will be exclusively in the courts in the city of Vancouver in the province of British Columbia. The parties agree not to raise the defense of *forum non conveniens.*

**15. GENERAL TERMS**

15.1. Negotiated Agreement. The Licensee and HBN agree that this Agreement has been the subject of discussion and negotiation and is fully understood by the parties. Both parties shall have the opportunity to have their legal counsel review the Horsepower Technical Evaluation. If the parties cannot reach agreement on the terms and conditions of the Horsepower Technical Evaluation, then either party may terminate this agreement without any liability whatsoever.

15.2. Single Point of Contact. Each party shall designate a single point of contact (SPOC) to handle day-to-day communications regarding this Agreement and to authorize the other party to perform tasks according to this Agreement. The SPOC for HBN shall be:

Kim N. Hart
500 – 666 Burrard Street
Vancouver, BC
V6C 3P6 Canada

Tel : 604-669-9589
Fax: 604-669-9577

*and the SPOC for Licensee shall be:*

Juan Fra
Flagler Greyhound Track
401 NW 38th Court
Miami, Florida
U.S.A. 33126
Phone: (305) 649-3000
Facsimile: (305) 631-4525
Email: JFRA@flaglerdogs.com

15.3. Further Assurances. Each of the parties will from time to time promptly and duly execute and deliver all documents and take such action as may be necessary or desirable in order to effectively carry out the intent and purposes of this Agreement, to protect the interests of the parties hereto and to establish, protect and perfect the rights, remedies and interests granted or intended to be granted hereunder.

15.4. Relationship of Parties. The Licensee acknowledges and agrees that HBN is an independent contractor and not an employee of the Licensee and that HBN will have no authority to bind the Licensee or otherwise incur liability on behalf of the Licensee.

15.5. Time of the Essence. Each party acknowledges that time is of the essence in performance of its obligations under this Agreement.

15.6. No Waiver. The failure of either party to insist upon strict performance of any of the terms and conditions herein will not be deemed a waiver of any rights or remedies that either party has and will not be deemed a waiver of any subsequent default of the terms and conditions hereof.

15.7. No Third Party Rights. Nothing contained in this Agreement will or is intended to create or will be construed to create any right in or any duty or obligation by either party to any third party. There are no third party beneficiaries of this Agreement.

15.8. Amendment. No provision of this Agreement may be changed, modified or amended from time to time unless with the express written agreement of the parties executed by their authorized representatives.

15.9. Assignment. No party shall assign rights or interests or delegate duties under this Agreement without the prior written consent of the other party. Any purported assignment or delegation violating this provision shall be void.

15.10. Notices. Any notice permitted or required under this Agreement must be in writing. Any such notice will be deemed delivered: (a) on the day of delivery in person; (b) one day after deposit with an overnight courier, fully prepaid; (c) on the date sent by facsimile transmission; or (d) on the date sent by e-mail, if confirmed by first-class mail, properly posted, or by facsimile transmission; to the address or fax number to whom it is directed set forth below:

if to HBN:

Horsepower Broadcasting Network (HBN)
International Ltd.
500 – 666 Burrard Street
Vancouver, BC
V6C 3P6 Canada
Tel : 604-669-9589
Fax: 604-669-9577
E-mail: khart@horsepowerworldpool.com

With a copy to: Doran J. Ingalls
Fasken Martineau
2100 – 1075 W. Georgia Street
Vancouver, BC V6E 3G2
Tel: 604 631-4743

if to Licensee:

Flagler Greyhound Track
401 NW 38th Court
Miami, Florida
U.S.A. 33126
Tel: (305) 649-3000
Fax no.: (305) 631-4525
Email: JFRA@flaglerdogs.com

or at such other reasonable address or fax number at which personal delivery may be effected of which a party may from time to time give notice in accordance with this Section.

15.11. Independent Legal Advice. Each party has obtained independent legal advice with respect to the subject matter of this Agreement.

15.12. Survival. The provisions of Articles1, 7, 10, and 13 and of Sections 2.2, 8.2, 8.3, 11.6, 15.1, 15.3, 15.6, 15.7, 15.8, 15.9, 15.11 and 15.12 of this Agreement will survive any termination of this Agreement and will continue in full force and effect for a period of 2 years after the effective date of termination.

15.13. Enurement. This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns.

15.14. Counterparts. This Agreement may be executed in counterpart, each of which, when so executed, will be deemed to be an original copy hereof, and all such counterparts together will constitute but one single agreement. Either party may deliver a counterpart signature page by facsimile transmission.

15.15. Press Release. On execution of this Agreement, HBN or its parent company, Sungold International Holdings Corp., may release a press release disclosing material facts salient to the Agreement so long as such press release is pre-approved by Licensee. Failure of Licensee to approve or request amendments to a press release from HBN within three business days will be deemed to be approval by Licensee.

15.16. Authority. Each party confirms that it has read this Agreement and agrees to be bound by its terms and conditions. Each party further acknowledges that it has full power and authority to enter into and perform this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set forth above.

FLAGLER GREYHOUND PARK AND

HORSEPOWER BROADCASTING NETWORK (HBN) INTERNATIONAL LTD.

Per: [signature]

Signature

Juan Fra General Manager (FLAGLER GREYHOUND PARK)

Print Name and Title

1/18/05

Date

Per: [signature]

Signature

Kim Noble Hart C.E.O. (HORSEPOWER BROADCASTING NETWORK INTL. LTD.)

Print Name and Title

1/24/05

Date

# SCHEDULE A

## LIST OF HBN SOFTWARE AND LICENSED PRODUCTS

**Part I – HBN Software**

The HBN system is comprised of a single computer appliance (called the HBN In-Track Appliance) that provides two distinct functions: 1) HPWP Video Feed output, and 2) Tote System Gateway

**HBN Video Feed Generator:** This Java software connects to the main HBN servers via a secure network connection and receives marketing and race result data. The appropriate video is then created and then output in an NTSC or PAL video signal, as appropriate. This video signal will then be integrated into the existing closed-circuit video system.

**HBN Tote System Gateway:** This Java software interacts with the local Tote system and the HBN system, keeping track of wager information.

**Part II – Licensed Products**

The HBN In-Track Appliance utilizes Java on Linux.

## SCHEDULE B

## SPECIFICATIONS FOR LICENSEE HARDWARE AND OPERATING SYSTEM

To be completed after Technical Evaluation.

The Technical Evaluation process involves HBN technical staff attending the race track facility and performing a general technical audit in order to determine, among other things: what Tote system is being used, how it has been implemented, network connectivity status, video integration requirements, etc.

The results from this technical audit are used to formulate a technical blueprint proposal (the "Technical Evaluation") for the integration of HBN with the track systems. HBN and the client analyze the blueprint, and if both parties agree with the proposal, detailed project, testing and acceptance procedures are formulated and implemented.

The HBN implementation involves preparing a project timeline, configuring the local Tote machines to accept wagering for the HBN system, integrating the HBN Tote Gateway with the local system, establishing network connectivity between the HBN In-Track Appliance and the HBN servers, and provisioning the local closed-circuit video feed and testing the configuration.

Both parties shall have the opportunity to have their legal counsel review the Technical Evaluation. If the parties cannot reach agreement on the terms and conditions of the Technical Evaluation, then either party may terminate this Agreement without any liability whatsoever.

## SCHEDULE D

## MAINTENANCE AND SUPPORT SERVICES

HBN provides a "plug-and-play" In-Track Appliance, which is a computer that includes all Operating Systems and HBN software. HBN provides all maintenance for the In-Track Appliance. In order to maintain the security and integrity of the HBN system, only HBN will be allowed to service the In-Track Appliance.

Software updates and patches are provided as necessary for all software on the In-Track Appliance, and are manually installed remotely by HBN technicians. This includes the Operating System as well as the HBN software. Updates are performed, as required, with the awareness and scheduling assistance of the track in order to minimize the impact.

HBN technical staff members are available to assist the track in all phases of the HBN pre-installation, installation, and operation phases. This assistance primarily consists of phone support, but does include on-site assistance where required.

These maintenance and support services are provided free of charge for the warranty period of six (6) months from the date the Licensee accepts the Licensed Software, if the technical environment as described in the Technical Evaluation has not changed, and service has not been attempted by non-HBN technical staff. After the warranty period has expired, maintenance and support will be provided free of charge with the exception of onsite calls required due to changes in the technical environment caused by the Licensee. Maintenance and support, when not free of charge, shall be provided at $175.00 US per hour (4 hour minimum) and reasonable travel costs.